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                                  EXHIBIT 23.1

                         Consent of Independent Auditors



We consent to the incorporation by reference in Registration Statement (and applicable Prospectus) No. 33-49208 on Form S-3 dated October 28, 1992, No. 33-65530 on Form S-3 dated July 23, 1993, No. 33-67630 on Form S-8 dated August 19, 1993, No. 33-73930 on Form S-3 dated January 25, 1994, No. 33-80030 on Form S-3 dated June 20, 1994, No. 33-98246 on Form S-8 dated August 17, 1994, No. 33-86074 on Form S-3 dated December 15, 1994, post effective Amendment No.1 to No. 33-85736 on Form S-4 and dated March 14, 1995, and No. 33-60513 on Form S-8 dated June 23, 1995 of Vivra Incorporated, of our report dated January 24, 1996, with respect to the consolidated financial statements and schedule of Vivra Incorporated included in the Annual Report on Form 10-K for the year ended November 30, 1995.

                                            ERNST & YOUNG LLP


Los Angeles, California
February 23, 1996